United States
Securities and Exchange Commission
Washington, DC 20549
___________

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐ Preliminary Consent Revocation Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))
☐ Definitive Consent Revocation Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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The Nation’s Three Leading Independent Voting Advisory Firms
Recommend Stockholders of Presidential Life REJECT Herbert Kurz’s
Consent Solicitation

•    RiskMetrics Joins Glass Lewis and PROXY Governance in Unanimously Supporting Current Board and Management of Presidential Life
•    RiskMetrics Recommends Stockholders Revoke Consents by Using the GOLD Consent Revocation Card

Nyack, N.Y. (January 11, 2009) — Presidential Life Corporation (“Presidential Life” or “the Company”) (Nasdaq: PLFE), a leading life insurance company, today announced that RiskMetrics Group (“RiskMetrics”), the nation’s leading independent proxy advisory firm, recommends that stockholders reject all of the proposals put forward by Mr. Herbert Kurz.  RiskMetrics is the third independent proxy advisory firm to recommend that Presidential Life stockholders reject Mr. Kurz’s proposals by revoking consents using the GOLD Consent Revocation Card.  As previously announced, Glass Lewis & Co. and PROXY Governance, Inc. also recommended that stockholders support Presidential Life’s current board and management.  The analyses and recommendations of these three proxy advisory firms are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States. Presidential Life urges stockholders to return the GOLD Consent Revocation Card.

In its report dated January 8, 2010, RiskMetrics notes that “the dissident [Mr. Kurz] has not presented a viable plan to effect positive change at the company” and adds that “Given [Mr. Kurz’s] familiarity with the business, the dissidents could have presented a detailed plan to shareholders, especially if the current plan was in need of significant modifications.”  The report concludes, “We remain concerned that reappointing Mr. Kurz as CEO would only cause the rating agencies’ concerns over the issue to resurface.  Additionally, given the ongoing NYSID investigation, we consider endorsement of Mr. Kurz as CEO, even on an interim basis, may not be prudent at this time.”1

_____________________
1 Permission to use these quotations was neither sought nor obtained

“We are very pleased that three independent proxy advisory firms have come out in our favor and have recommended that stockholders reject all of the proposals put forward by Mr. Kurz,” said William M. Trust, Jr., the Lead Independent Director of Presidential Life.  “We hope that this important recommendation marks an end to Mr. Kurz’s campaign so that the Company’s management can focus all their energy on delivering against the Company’s three-year strategic plan and driving returns for all shareholders.”

Stockholders should sign, date and return the GOLD Consent Revocation Card today.  Stockholders are urged NOT to return any White consent card they may receive from Mr. Kurz, the Company’s former CEO. For questions or assistance in voting their shares, Presidential Life stockholders can call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834.

Safe Harbor Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements about our future plans and business strategy and expected or anticipated future events and performance.  These forward-looking statements involve risks and uncertainties that are discussed in our filings with the Securities and Exchange Commission, including economic, competitive, legal and other factors.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

About Presidential Life
Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities and life insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its product in 49 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Contacts

Brunswick Group
Stan Neve / Gemma Hart / Greg Faje
212-333-3810